Exhibit 10.19

VIOLIN MEMORY, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of July 18, 2013 between Comerica Bank (“Bank”) and Violin Memory, Inc. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall, to the extent contemplated by this Agreement, have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Notwithstanding the foregoing, Bank shall have no obligation to make Advances under this Section 2.1(b) until Bank’s receipt of an audit of Borrower’s Accounts, the results of which shall be satisfactory to Bank (the “Initial Audit”).

(ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by email, facsimile transmission or telephone no later than 3:00 p.m. Pacific time (12:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any email, facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall promptly, but in any event within three (3) days after the earliest to occur of (a) Borrower’s receipt of notice thereof or (b) the date any Responsible Officer of Borrower becomes aware thereof, pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the Prime Referenced Rate Addendum to Loan and Security Agreement attached hereto as Exhibit F.

(b) Payments. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Borrower may terminate this Agreement upon no less than five (5) Business Days’ prior written notice thereof provided that, concurrently therewith, the Obligations shall be indefeasibly paid in full (other than inchoate indemnity obligations that, by the terms of this Agreement, survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run). In connection with the satisfaction of all of the Obligations and the termination of Bank’s commitment to extend additional credit to Borrower, Bank shall, promptly upon the request of Borrower, prepare a payoff letter that will provide, among other things, for the release of Bank’s liens against Borrower’s assets.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1) naming Borrower as debtor;

(d) an intellectual property security agreement;

(e) agreement to furnish insurance;

(f) the TriplePoint Intercreditor Agreement, together with fully executed copies of the TriplePoint Loan Documents;

(g) a copy of the Note and Warrant Purchase Agreement, together with copies of all Notes (as defined in the Note and Warrant Purchase Agreement) executed in connection with the Note and Warrant Purchase Agreement on or before the Closing Date;

(h) payment of the fees and Bank Expenses then due specified in Section 2.5;

(i) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(j) current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion (including no going concern comment or qualification other than a going concern comment or qualification related solely to Borrower not having sufficient cash to support twelve (12) months of operation), company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(k) current Compliance Certificate in accordance with Section 6.2;

(l) an Automatic Loan Payment Authorization; and

(m) such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (after giving effect to any updates to the Schedule made after the Closing Date and approved by Bank in writing; provided, however, those updates with respect to “Subsidiaries”, “Litigation” and “Inbound Licenses” on the Schedule (and not with respect to any other information on the Schedule), shall be deemed approved by Bank by the making of a Credit Extension provided that, not later than three (3) Business Days before the proposed effective date of such Credit Extension, Borrower delivers to Bank in writing a proposed Schedule indicating such updates with respect to “Subsidiaries”, “Litigation” and “Inbound Licenses” on the Schedule), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral, now existing or hereafter acquired, to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, and except for Permitted Liens that are not required to be subordinate to the Bank’s Liens under the Loan Documents, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except (i) where expressly otherwise provided in this Agreement, (ii) where Bank chooses to perfect its security interest in such Collateral by possession, and the Code requires possession for perfection of Bank’s security interest in the Collateral, (iii) where the Code provides priority over other potential security interests by possession of such Collateral, or (iv) at Bank’s sole discretion during the existence of an Event of Default. With respect to Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items are defined in Revised Article 9 of the Code) in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to obtain “control” (as defined in Revised Article 9 of the Code) of such Collateral by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank (it being agreed the Bank’s then-current standard form of applicable control agreement shall be reasonably satisfactory to Bank). Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, from time to time during Borrower’s usual business hours:

(a) Upon reasonable prior notice, but no more than twice a year (excluding the Initial Audit and subject to Section 4.3(b) below), to check, test, audit and appraise Borrower’s Accounts, and to inspect Borrower’s Books and to make copies thereof in connection with any such checks, tests, audits and appraisals of Borrower’s Accounts; and

(b) If an Event of Default has occurred and is continuing, without notice, to inspect Borrower’s Books and to make copies thereof and to check, test, audit and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Lock Box.

(a) Borrower agrees that the Obligations shall be on a “remittance basis”. Borrower shall at its sole expense establish and maintain (and Bank, at Bank’s option, may establish and maintain at Borrower’s expense):

(i) A United States Post Office lock box (the “Lock Box”), to which Bank shall have exclusive access and control. Borrower expressly authorizes Bank, from time to time, to remove the contents from the Lock Box, for disposition in accordance with this Agreement. With respect to all Accounts initially invoiced after the date of this Agreement, Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower (other than payments by electronic funds transfer) shall be remitted, for the credit of Borrower, to the Lock Box, and Borrower shall include a like statement on all invoices; and

(ii) A non-interest bearing deposit account with Bank which shall be titled as designated by Bank (the “Dominion of Funds Account”) to which Bank shall have exclusive access and control. With respect to all Accounts initially invoiced after the date of this Agreement, Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower by electronic funds transfer shall be remitted to the Dominion of Funds Account, and Borrower shall include a like statement on all invoices. Borrower shall execute all documents and authorizations as required by Bank to establish and maintain the Lock Box and the Dominion of Funds Account.

(b) Borrower shall hold in trust for Bank all amounts that Borrower receives despite the directions to make payments to the Lock Box or Dominion of Funds Account, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit into the Lock Box or Dominion of Funds Account, as applicable.

All items or amounts which are remitted to the Dominion of Funds Account, or otherwise delivered by or for the benefit of Borrower to Bank on account of partial or full payment of, or with respect to, any Collateral shall, on a daily basis, be deposited to Borrower’s operating account maintained at Bank. After the occurrence and during the continuance of an Event of Default, all items or amounts remitted to the Lock Box, the Dominion of Funds Account or that Bank has otherwise received shall, in Bank’s sole discretion, be applied to the payment of any Obligations, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion. Borrower agrees that Bank shall not be liable for any loss or damage which Borrower may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Borrower agrees to indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorney’s fees and INCLUDING CLAIMS, DAMAGES, FINES, EXPENSES, LIABILITIES OR CAUSES OF ACTION OF WHATEVER KIND RESULTING FROM BANK’S OWN NEGLIGENCE except to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary of Borrower is an entity duly existing under the laws of the jurisdiction in which it is incorporated or organized, as applicable, and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any material agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Except as permitted under Sections 6.6(b), 6.6(c) and 7.10, all Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such

Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor (except with respect to ongoing maintenance and support obligations). Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. No licenses or agreements giving rise to such Eligible Accounts is with any Prohibited Territory or, to the best knowledge of Borrower, with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule and as permitted under Section 6.6(b) and 6.6(c), none of Borrower’s Cash, operating, deposit, investment or securities accounts is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral (other than Intellectual Property Collateral that is licensed to Borrower), except for non-exclusive licenses or exclusive licenses (which are limited in time, territory or field of use) granted by Borrower to its customers (including end users, distributors, OEMs, ODMs and strategic partners) in the ordinary course of business and consistent with the manner in which Borrower has conducted its business prior to the date hereof. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made in writing to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than 5% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof (or at such other office that Bank has been notified of pursuant to, and in compliance with, Section 7.2).

5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary of Borrower before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect. Borrower acknowledges that disclosure of any such actions, suits, litigation or proceedings on the Schedule shall not in any way affect Bank’s rights and remedies under this Agreement if any such actions, suits, litigation or proceedings disclosed on the Schedule result in the occurrence of an Event of Default.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary of Borrower that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary of Borrower have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Except as set forth on the Schedule, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary of Borrower have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any inbound license agreement of Intellectual Property Collateral, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license agreement or any other property.

5.13 Full Disclosure. To the best of Borrower’s knowledge, as of the date made or deemed made, no representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Bank:

(i) as soon as available, but in any event (x) within thirty (30) days after the end of each calendar month ending on or before the date of Borrower’s initial public offering, and (y) within thirty (30) days after the end of each fiscal quarter ending after the date of Borrower’s initial public offering, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and its Subsidiaries’ operations during such period, and in a form consistent with industry standards and certified by a Responsible Officer;

(ii) as soon as available, but in any event within one hundred eighty (180) days after the end of each fiscal year of Borrower, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification other than a going concern comment or qualification related solely to Borrower not having sufficient cash to support twelve (12) months of operation as a result of the timing of an equity raise, and not as a result of Borrower’s operations) or otherwise consented to in writing by Bank on such financial statements by a nationally recognized and reputable independent certified public accounting firm;

(iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more;

(v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems;

(vi) (A) as soon as available, but in any event not later than thirty (30) days after the beginning of each fiscal year of Borrower, Borrower’s financial and business projections and budget for such fiscal year, which shall include a revenue plan for such fiscal year, and (B) promptly, but in any event within thirty (30) days after the applicable board meeting, copies of Borrower’s board-approved financial and business projections and budget (and any board-approved updates thereto);

(vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and

(viii) within thirty (30) days of the last day of each fiscal year, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(b) Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable within ten (10) days after the end of each month.

(c) As soon as available, but in any event (i) within thirty (30) days after the end of each calendar month ending on or before the date of Borrower’s initial public offering, and (ii) within thirty (30) days after the end of each fiscal quarter ending after the date of Borrower’s initial public offering, Borrower shall deliver to Bank a Compliance Certificate certified as of the last day of such period and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(d) As soon as possible and in any event within two (2) Business Days after upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth in reasonable detail the details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date (it being acknowledged that the amount of such returns and allowances may vary from time to time). Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Five Hundred Thousand Dollars ($500,000.00).

6.4 Taxes. Borrower shall make, and cause each of its Subsidiaries to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary of Borrower has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary of Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or its Subsidiary, as applicable.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank (it being agreed that the amount of the insurance, the insurance companies, and the insurance policies, certificates and endorsements, maintained by Borrower as of the Closing Date are satisfactory to Bank unless and until Bank provides 30 days prior written notice to Borrower that any such amount, companies, policies, certificates and/or endorsements are not acceptable in Bank’s reasonable determination). All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest (subject to Permitted Liens that are not required to be subordinate to Bank’s Liens under the terms of any Loan Document). If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Accounts. Borrower shall maintain its primary operating and investment accounts with Bank. Notwithstanding the foregoing,

(a) Borrower shall be permitted to maintain its existing accounts with financial institutions other than Bank (“Existing Bank Accounts”) for one hundred eighty days (180) days after the Closing Date, provided that (i) Borrower transfers, or causes to be transferred, the balances of all Existing Bank Accounts to Borrower’s account(s) maintained at Bank within thirty (30) days after the Closing Date (“Transfer Date”), (ii) Borrower transfers, or causes to be transferred, to Borrower’s account(s) maintained at Bank, any amounts deposited into the Existing Bank Accounts after the Transfer Date, within three (3) Business Days after such amounts are deposited into the Existing Bank Accounts, and (iii) all Existing Bank Accounts are closed within one hundred eighty days (180) days after the Closing Date; and

(b) After the date of Borrower’s initial public offering, Borrower shall be permitted to maintain investment accounts with financial institutions other than Bank (each, a “Post IPO Account”), provided that Bank is perfected by control with respect to each such Post IPO Account; and

(c) Notwithstanding subsections 6.6(a) and (c) above, Borrower and its Subsidiaries may maintain operating accounts in countries in which Bank does not have a branch office (“Foreign Operating Accounts”), provided that the aggregate balance of all such Foreign Operating Accounts in respect of which there are not control agreements between the institution at which such Foreign Operating Account is maintained and Bank (in form and substance satisfactory to Bank) does not exceed Two Million Dollars ($2,000,000.00) at any time.

6.7 [Reserved].

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall promptly register or cause to be promptly registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall promptly give Bank written notice of any applications or registrations of Patents or Trademarks filed with the United States Patent and Trademark Office that are not identified on the Exhibits to the Intellectual Property Security Agreement dated as of the Closing Date between Borrower and Bank, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall (i) give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such Copyrights to be registered, as such title will appear on such applications or registrations, and the approximate date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such Copyrights to be registered by Borrower; (iii) upon the reasonable request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such Copyrights, and the date of such filing.

(d) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e) Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its material Trademarks, Patents, Copyrights, and trade secrets, (ii) investigate known infringements of its material Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f) Bank shall have the right, but not the obligation, to take, at Borrower’s sole reasonable expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days’ written notice to Borrower.

6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license agreement (other than (i) licenses of open source, off-the-shelf or over-the-counter software that is commercially available or available to the public, and (ii) to the extent such agreements grant a licenses, evaluation agreements, personnel agreements, and non-disclosure agreements), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (i) to the extent it is permitted to do so, provide written notice to Bank of the material terms of such license with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith take such actions as Bank may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such license agreements to be deemed Intellectual Property Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license agreement, and (B) Bank to have the ability in the event of a liquidation of any Intellectual Property Collateral to dispose of such Intellectual Property Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.11 Subsidiaries. If at any time, Borrower creates or acquires any Subsidiary, Borrower and such Subsidiary will promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as Bank may reasonably require to cause such Subsidiary to guaranty the Obligations and grant a continuing pledge and security interest in and to the assets of such Subsidiary, and Borrower shall grant and pledge to Bank a first priority, perfected security interest in the stock, units or other evidence of ownership of such Subsidiary; provided, however, such obligation shall not extend to any shares with aggregate voting rights in excess of 65% of the total voting rights of any Foreign Subsidiary that is not a Material Foreign Subsidiary and no Foreign Subsidiary that is not a Material Foreign Subsidiary shall be required to guaranty the Secured Obligations or grant a security interest in any of its assets.

6.12 Note and Warrant Purchase Agreement. Borrower shall furnish, or cause to be furnished, to Bank (a) as soon as possible, but in any event no later than August 18, 2013, an Acceptable Subordination Agreement, executed by (i) each Lender (as defined in the Note and Warrant Purchase Agreement), and (ii) if the Subsequent Closing (as defined in the Note and Warrant Purchase Agreement) occurs, each Contingent Closing Lender (as defined in the Note and Warrant Purchase Agreement), and (b) promptly, but in any event within five (5) days of execution, copies of all Notes (as defined in the Note and Warrant Purchase Agreement) executed in connection with the Note and Warrant Purchase Agreement after the Closing Date. For clarity, the delivery to Bank of any such Note after the Closing Date shall not to be deemed a consent to Borrower’s incurrence of the Indebtedness evidenced by such Note.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Except for Permitted Transfers, convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6 of the Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without written notification to Bank within 5 Business Days after such replacement; engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and businesses reasonably related or incidental to such businesses; change its fiscal year end; or have a Change in Control (other than a Permitted Change in Control).

7.3 Mergers or Acquisitions.

(a) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization other than (i) acquisitions permitted under clause (b) below, (ii) mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower (provided Borrower is the surviving entity), or (iii) transactions that do not involve the payment of consideration in the aggregate in excess of One Hundred Thousand Dollars ($100,000.00) during any fiscal year so long as no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, such transactions do not result in a Change in Control (other than a Permitted Change in Control), and Borrower, or, with respect to mergers and consolidations of a Subsidiary with a Person other than Borrower, the applicable Subsidiary, is the surviving entity.

(b) Acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except for Permitted Acquisitions.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any of its Subsidiaries to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except (a) Indebtedness to Bank, and (b) provided no Event of Default has occurred and is continuing, or would result after giving pro forma effect to the making of any such prepayment, prepayments of Indebtedness to TriplePoint.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, other than Permitted Stock Repurchases.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or, subject to Section 6.6, maintain any of its Cash or operating, deposit, investment or securities accounts with a Person other than Bank or Bank’s Affiliates or permit any of its Subsidiaries to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any of its Subsidiaries to be a party to, or be bound by, an agreement that restricts such Subsidiary of Borrower from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) equity investments from existing investors and their Affiliates provided that no Event of Default has occurred and is continuing on the date of such transaction, or would result after giving pro forma effect to such transaction, and (iii) Subordinated Debt.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision in a manner that could reasonably be expected to adversely affect

Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent. Bank and Borrower acknowledge and agree that any equity securities, including any shares of Borrower’s common stock or preferred stock, issued by Borrower to a creditor in connection with Subordinated Debt with or as a result of the conversion of the promissory note evidencing such Subordinated Debt, shall not be deemed “Subordinated Debt” for purposes of this Section.

7.10 Inventory and Equipment. Relocate any material item of the Collateral outside of the ordinary course of business unless such relocation does not adversely affect the perfection or priority of Bank’s security interest in any of the Collateral, it being agreed that Bank’s security interest will not be adversely affect with respect to any Collateral where Borrower obtained and maintains acknowledgments, consents, waivers and agreements from: (a) the owner, Lien holder, mortgagee and landlord with respect to any real property on which such Collateral is located or (b) from any Person in possession of such Collateral, all in form and substance reasonably satisfactory to Bank. Notwithstanding the foregoing and for the avoidance of doubt, Bank acknowledges that the following are within Borrower’s ordinary course of business and shall not require any acknowledgements, consents, waivers and agreements: (i) transfers of Inventory to Subsidiaries for the purpose of supporting and developing the business of such Subsidiary, (ii) relocation of up to Fifteen Million Dollars ($15,000,000.00) in aggregate in Inventory to customers and potential customers, and (iii) relocation of up to One Million Dollars ($1,000,000.00) in Inventory to one or more strategic partners or potential partners (determined on a per partner basis). Except as provided above, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10, the then-current Schedule, and such other locations of which Borrower gives Bank prior written notice.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12 Amendment of TriplePoint Loan Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the TriplePoint Loan Documents without the prior written consent of Bank, except to the extent expressly permitted in the TriplePoint Intercreditor Agreement.

7.13 Note and Warrant Purchase Agreement. Amend any provision of the Note and Warrant Purchase Agreement or any Note (as defined in the Note and Warrant Purchase Agreement), in each case, in a manner that could reasonably be expected to adversely affect Bank’s rights contained in any documentation relating to the Note and Warrant Purchase Agreement or any Note without Bank’s prior written consent.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If (i) Borrower fails to pay any principal or interest due under this Agreement when due, or (ii) Borrower fails to pay, within three (3) Business Days after becoming due, any fees, costs or other Obligations under this Agreement or any of the other Loan Documents (other than principal or interest).

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.2, 6.5, 6.6, 6.7, or 6.12 or violates any of the covenants contained in Article 7 of this Agreement;

(b) If Borrower fails or neglects to perform any obligation under Section 6.1, 6.3, 6.4, 6.8, 6.9, or 6.10 and has failed to cure such default within ten (10) days after the earlier to occur of (i) Borrower’s receipt of notice thereof or (ii) the date any officer of Borrower becomes aware thereof; however during such cure period no Credit Extensions will be made; or

(c) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within twenty (20) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs either (a) any event or circumstance occurs that would reasonably be expected (in context of Borrower’s business and operations as a whole) to have a material adverse effect on (i) Borrower’s ability to perform the Obligations in accordance with the terms of the Loan Documents, including a material impairment of the prospect of repayment of any material portion of the Obligations or Bank’s ability to enforce its rights and remedies with respect to the Obligations in accordance with the terms of the Loan Documents, or (ii) the Collateral or Bank’s security interest in the Collateral or the priority of such security interest, in each case, determined on a consolidated basis among Borrower and its Subsidiaries or (b) Borrower fails to achieve at least fifty percent (50%) of the projected revenue in any revenue plan provided to Bank pursuant to Section 6.2 for any period set forth therein; provided that no Event of Default shall be deemed to be in effect as a result of clause (a) unless and until Bank have provided Borrower with notice of such occurrence and Borrower and Bank have discussed in good faith a potential resolution for no less than ten (10) Business Days.

8.4 Attachment. If any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs (determined on a consolidated basis), or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any of its Subsidiaries’ assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or any of its Subsidiaries’ assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower or such Subsidiary of Borrower, as applicable, receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower or a Subsidiary of Borrower, as applicable (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower or a Subsidiary of Borrower becomes insolvent (determined on a consolidated basis), or if an Insolvency Proceeding is commenced by Borrower or a Subsidiary of Borrower, or if an Insolvency Proceeding is commenced against Borrower or a Subsidiary of Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default (a) that has not been cured or waived within any applicable grace period under any lease, loan, or other agreement or obligation of Borrower or any of its Subsidiaries where the amount of such obligation(s) individually or in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000.00), which default could reasonably be expected to have a Material Adverse Effect (it being agreed that trade payables less than 60 days past due will not be deemed in default), or (b) under any TriplePoint Loan Document;

8.7 Subordinated Debt. If Borrower or any of its Subsidiaries makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under the terms of any subordination agreement entered into with Bank;

8.8 Judgments; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring the Borrower and/or its Subsidiaries to pay an aggregate amount of Two Hundred Fifty Thousand Dollars

($250,000.00) or greater that is not covered by adequate insurance from a solvent carrier with no recourse against Borrower or the applicable Subsidiary, shall be rendered against Borrower and/or its Subsidiaries and the same could reasonably be expected to have a Material Adverse Effect and shall not have been vacated or stayed within ten (10) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by Borrower and/or its Subsidiaries for the payment by Borrower and/or its Subsidiaries of an aggregate amount Two Hundred Fifty Thousand Dollars ($250,000.00) or greater that is not covered by adequate insurance from a solvent carrier with no recourse against Borrower or the applicable Subsidiary and the same could reasonably be expected to have a Material Adverse Effect;

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

8.10 Guaranty. If any guaranty of all or a portion of the Obligations (each, a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor, or any default occurs in the payment of any obligation of any guarantor of the Obligations to Bank, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any such obligation.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its reasonable discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Violin Memory, Inc.
685 Clyde Ave.
Mountain View, CA 94043
Attn: CFO
Fax: 1-650-396-1543

If to Bank:	Comerica Bank
M/C 7578
39200 Six Mile Rd.

Livonia, MI 48152
Attn: National Documentation Services

with a copy to:	Comerica Bank
226 Airport Parkway, Suite 100
San Jose, CA 95110
Attn: Jeff D. Lee
Fax: (408) 451-8568
Email: jdlee@comerica.com, with a required copy to jvnguyen@comerica.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the State and Federal courts located in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12. REFERENCE PROVISION.

12.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

12.3 The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

12.4 The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13. GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.

Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.6 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, who are bound by similar confidentiality obligations, (ii) to prospective transferees or purchasers of any interest in the Obligations that have entered into a confidentiality agreement in favor of Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have knowledge that such third party is prohibited from disclosing such information.

13.10 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien of Bank in the Collateral is subject to the provisions of the TriplePoint Intercreditor Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

VIOLIN MEMORY, INC.

By:	/s/ Donald Basile
Name:	Donald Basile
Title:	CEO

COMERICA BANK

By:	/s/ Jeff Lee
Name:	Jeff Lee
Title:	VP

[Signature Page to Loan and Security Agreement (Violin Memory, Inc.)]

EXHIBIT A

DEFINITIONS

“Acceptable Subordination Agreement” means a subordination agreement in the form attached hereto as Exhibit G, or as otherwise approved by Bank in writing.

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, and Borrower’s Books relating to any of the foregoing.

“Acquisition” means the acquisition by Borrower or a Subsidiary of Borrower of all or substantially all of the capital stock or property of another Person.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether generated by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) eighty percent (80%) of Eligible Accounts, plus (b) the lesser of (i) eighty percent (80%) of Eligible Foreign Accounts and (ii) Four Million Dollars ($4,000,000.00), all as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of capital stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

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“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of sixty-five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

“Collateral State” means the state or states where the Collateral is located, which is California.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that upon the occurrence and during the continuance of an Event of Default, Bank may change the standards of eligibility by giving Borrower written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)	Accounts evidenced by an invoice that the account debtor has failed to pay in full within ninety (90) days of invoice date;

(b)	Credit balances over ninety (90) days;

(c)	Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(d)

Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty percent (20%) of all Accounts, except as approved in writing by Bank, it being agreed that the portion of such Accounts that do not exceed twenty

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percent (20%) of all Accounts shall be Eligible Accounts (provided that such Accounts meet all other requirements to be “Eligible Accounts”);

(e)	Accounts with respect to which the account debtor does not have its principal place of business in the United States;

(f)	Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g)	Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h)	Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i)	Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of Borrower;

(j)	Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered, not including maintenance or support obligations;

(k)	Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)	Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(m)	Retentions and hold-backs.

“Eligible Foreign Accounts” means Accounts (a) with respect to which the account debtor does not have its principal place of business in the United States and is not located in an OFAC sanctioned country and (b) where the account debtor on such Account (i) is Barclays Capital Services Ltd. and its Affiliates, Commtech Solutions Ltd., Fujitsu Technology Solutions GmbH and its Affiliates, Hyosung Information Systems Co. Ltd., Ingram Micro and its Affiliates, Specialist Computer Centers Ltd., SVA GmbH, Tech Data and its Affiliates, Toshiba Corporation and its Affiliates, or Tradeware AG, or (ii) has been approved by Bank in writing under this Agreement on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

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“Event of Default” has the meaning assigned in Article 8.

“Foreign Subsidiary” means a Subsidiary that is not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations (as determined in accordance with GAAP as in effect on the date hereof), and (d) all Contingent Obligations, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)	Any and all claims for damages by way of past, present and future infringement of any of the rights included above that are owned by Borrower, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above that are owned by Borrower;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)	All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing,

except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law (the “Excluded IP”), provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Intellectual Property Collateral.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

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“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material adverse change in Borrower’s business or financial condition, or (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing Borrower’s obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral, in each case, determined on a consolidated basis among Borrower and its Subsidiaries.

“Material Foreign Subsidiary” means a Foreign Subsidiary which generates ten percent (10%) of the revenue generated for Borrower and its Subsidiaries, on a consolidated basis.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Note and Warrant Purchase Agreement” means that certain Note and Warrant Purchase Agreement dated as of June 17, 2013, between Borrower and the lenders party thereto.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like statutory protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Acquisition” means the Acquisition by Borrower or any of its Subsidiaries of all or substantially all of the capital stock or property of another Person, (i) so long as no Event of Default has occurred and is continuing at the time of, or would result from consummation of, such Acquisition, and (ii) so long as:

(a)	Borrower provides Bank with 7 days’ prior written notice of such Acquisition, including a reasonably detailed description thereof and on or prior to the date of such proposed Acquisition, Bank shall have received copies of the acquisition agreement and related documents (including financial information and analysis, financial projections, environmental assessments and reports, opinions, certificates and lien searches) and other information reasonably requested by Bank;

(b)	such Acquisition does not result in a right by any Person, whether or not exercised, to accelerate the maturity of any Indebtedness;

(c)	any assets acquired by Borrower (or any Subsidiary of Borrower) in such Acquisition shall be located in the United States or a foreign jurisdiction reasonably acceptable to Bank, and be provided to Bank as Collateral, and be free and clear of Liens (other than Permitted Liens);

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(d)	any Indebtedness (other than any Indebtedness that is otherwise permitted as Permitted Indebtedness hereunder) assumed in such Acquisition shall be unsecured and subordinated to Bank as evidenced by an Acceptable Subordination Agreement executed by the applicable creditor;

(e)	any Subsidiary (other than a Foreign Subsidiary that is not a Material Foreign Subsidiary) that shall be created as result of, or in connection with, such Acquisition shall enter into a guaranty of the Obligations and grant a continuing Lien on the assets of such Subsidiary, and Borrower shall enter into a stock pledge agreement pursuant to which Borrower shall grant to Bank a first-priority, perfected Lien (subject to the terms of the TriplePoint Intercreditor Agreement) on the stock, units or other evidence of ownership of such Subsidiary (provided that any pledge of the equity interests in a Foreign Subsidiary shall be limited to a pledge of 65% of such subsidiary’s equity interests);

(f)	the business or businesses acquired as a result of such Acquisition shall be in the same or similar line of business or reasonably related thereto as the business currently conducted by Borrower;

(g)	each of the representations and warranties made by Borrower pursuant to this Agreement and each of the other Loan Documents shall be true, complete and correct in all material respects on and as of the date of the consummation of such Acquisition (except any such representations and warranties stated to be given as of a specific date other than the date of such Acquisition), in each case after giving effect to the Schedules, as updated and approved (or deemed approved) by Bank under the terms of this Agreement; and

(h)	Immediately before, and after giving effect to, such Acquisition, Borrower is solvent.

“Permitted Change in Control” shall mean a Change in Control (a) resulting directly from Borrower’s initial public offering, or (b) in which, concurrently therewith, the Obligations shall be indefeasibly paid in full and Bank’s obligation to provide Credit Extensions hereunder is terminated.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt (other than Subordinated Debt incurred in connection with Permitted Acquisitions);

(e)	Indebtedness in to TriplePoint in a principal amount not to exceed Fifty Million Dollars ($50,000,000.00) in the aggregate at any time, pursuant to the TriplePoint Loan Documents, to the extent permitted under the TriplePoint Intercreditor Agreement; and

(f)	Indebtedness to trade creditors incurred in the ordinary course of business;

(g)	Indebtedness incurred in connection with Permitted Acquisitions, provided that:

(i) If such Indebtedness is incurred before Borrower’s initial public offering, (A) such Indebtedness is Subordinated Debt (excluding earn out payments, seller notes, and

6

deferred payments to be paid to the seller after the closing date of such Permitted Acquisition that in the aggregate do not exceed Five Hundred Thousand Dollars ($500,000.00)), (B) no Event of Default has occurred and is continuing at the time such Indebtedness is incurred, (C) immediately before such Permitted Acquisition, Borrower is solvent, and (D) after giving pro forma effect to such Permitted Acquisition and assuming all such Indebtedness (including, without limitation, any earn out payments, seller notes, deferred payments and any other Indebtedness incurred connection with such Permitted Acquisition that is to be paid to the seller after the closing date of such Permitted Acquisition) was to be paid on the closing date of such Permitted Acquisition, Borrower is solvent; and

(ii) If such Indebtedness is incurred after Borrower’s initial public offering, (A) such Indebtedness is Subordinated Debt (excluding any earn out payments, seller notes, and deferred payments to be paid to the seller after the closing date of such Permitted Acquisition), (B) no Event of Default has occurred and is continuing at the time such Indebtedness is incurred, (C) immediately before such Permitted Acquisition, Borrower is solvent, and (D) after giving pro forma effect to such Permitted Acquisition and assuming that all such Indebtedness (including, without limitation, any earn out payments, seller notes, deferred payments and any other Indebtedness incurred connection with such Permitted Acquisition that is to be paid to the seller after the closing date of such Permitted Acquisition), was to be paid on the closing date of such Permitted Acquisition, Borrower is solvent;

(h)	Through August 18, 2013, but at no time thereafter, Indebtedness evidenced by the Note and Warrant Purchase Agreement and the Notes (as defined in the Note and Warrant Purchase Agreement), in an aggregate amount not to exceed Two Million Four Hundred Fifty Thousand Dollars ($2,450,000.00) at any time; and

(i)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) Investments in domestic certificates of deposit or other commercial paper issued by, and other domestic investments with, financial institutions organized under the laws of the United States or a state thereof, having at least One Hundred Million Dollars ($100,000,000.00) in capital and a rating of at least “investment grade” or “A” by Moody’s Investors Services or any successor rating agency, (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts;

(c)	Permitted Stock Repurchases;

(d)	Investments accepted in connection with Permitted Transfers;

(e)	Permitted Subsidiary Investments;

(f)	Permitted Acquisitions and, subsequent to Borrower’s initial public offering, and provided no Event of Default has occurred and is continuing, Acquisitions approved by Borrower’s Board of Directors that are strategically relevant to Borrower’s business;

7

(g)	Investments not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(h)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(i)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j)	Strategic Investments approved by Borrower’s Board of Directors and strategically relevant to Borrower’s business; provided, however, that no Event of Default exists immediately prior to, or would result after giving pro forma effect to, such Strategic Investment; and

(k)	Joint ventures or strategic alliances consisting of the non-exclusive licensing of technology or intellectual property, the development or co-development of technology or the providing of technical support, provided that in each such case, any cash Investments by Borrower do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens securing obligations not to exceed One Million Dollars ($1,000,000.00) in the aggregate (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)	Liens in favor of TriplePoint to the extent permitted under the TriplePoint Intercreditor Agreement;

(e)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(f)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments);

(g)	Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions to secure standard fees for deposit services charged by,

8

but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

(h)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(i)	Liens on deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(j)	Liens granted in the ordinary course of business on the unearned portion of insurance premiums and dividends, rebates and proceeds thereunder securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(k)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(l)	non-exclusive licenses (including covenants not to sue), or non-perpetual exclusive licenses with respect to geographic area, fields of use and customized products for specific customers that would not result in a transfer of title of the licensed property under applicable law, all given in the ordinary course of Borrower’s business, (it being agreed that non-exclusive licenses granted to Borrower’s strategic partners shall be deemed within the ordinary course of Borrower’s business so long as Borrower retains the rights to commercialize its material intellectual property).

“Permitted Stock Repurchases” means repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase or right of first refusal agreements (i) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

“Permitted Subsidiary Investments” means (i) Investments by Borrower in Borrower’s Subsidiaries or Investments by one of Borrower’s Subsidiaries in another of Borrower’s Subsidiaries in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year, and (ii) contributions of capital to any foreign Subsidiary of Borrower as needed to satisfy applicable minimum capitalization requirements in such Subsidiary’s jurisdiction in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year. For the avoidance of doubt, payments to and among Subsidiaries made under cost-plus arrangements shall not be deemed Investments for purposes of this Agreement.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, including those contemplated by clause (l) of the definition of Permitted Liens;

(c)	Worn-out or obsolete Equipment not financed with the proceeds of a Credit Extension;

(d)	Permitted Subsidiary Investments; or

9

(e)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Five Hundred Thousand Dollars ($500,000.00) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means a Credit Extension of up to Seven Million Five Hundred Thousand Dollars

($7,500,000.00).

“Revolving Maturity Date” means July 18, 2015.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretary of State of the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Strategic Investments” means each of RiverMeadow Software, Inc. and Sureline Systems, Inc. and any additional minority equity investments made for bona fide strategic purposes in an aggregate amount not to exceed Five Million Dollars ($5,000,000.00).

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing pursuant to an Acceptable Subordination Agreement.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“TriplePoint” shall mean TriplePoint Capital, LLC.

“TriplePoint Loan Documents” shall have the meaning given such term in the TriplePoint Intercreditor Agreement.

“TriplePoint Intercreditor Agreement” shall mean the Intercreditor Agreement dated July 18, 2013, between Bank and TriplePoint, as the same may be amended or modified from time to time.

10

DEBTOR:	VIOLIN MEMORY, INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)	all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)	all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)	other than Excluded IP, all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Exhibit B - Page 1

EXHIBIT C

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M, P.S.T.

DEADLINE FOR CREDIT EXTENSIONS IS 3:00 P.M., P.S.T.**

DEADLINE FOR WIRE TRANSFERS IS 1.30 P.M, P.S.T.

*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.

**Subject to 3 day advance notice.

TO: Loan Analysis	DATE:	TIME:
FAX #: (650) 462-6061

FROM:	Violin Memory, Inc.	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name

FROM:		The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
Authorized Signer’s Name

FROM:
	Authorized Signature (Borrower)	Authorized Requester & Phone #

PHONE #
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
Authorized Signature (Bank)
TO ACCOUNT#:
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE		REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$		Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$		Time:
Comp. Status: YES NO
OTHER INSTRUCTIONS:			Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date, in each case after giving effect to the Schedules (as updated from time to time in accordance with the Loan and Security Agreement).

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE) YES NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS		Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

Exhibit C - Page 1

EXHIBIT D

FORM OF BORROWING BASE CERTIFICATE

(See attached)

Exhibit D - Page 1

REPORT OF ACCOUNTS RECEIVABLE & INVENTORY
Comerica Bank	(Company should retain a copy of this report for its records.)

We submit the following information in connection with the Security Agreement(s) (Accounts Receivable and Inventory) heretofore executed by the undersigned in favor of the bank. This report is dated 04/03/03, and this report’s sequential transmittal number is 001.

ACCOUNTS RECEIVABLE AND INVENTORY SUBMIT TO: ABLMontioringSouth@comerica.com

1.	Prior Month Balance Accounts Receivable 8/31/09	$0.00

2.	Charges Billed This Month to Date (Dr to A/R)	+ 0.00

3.	Credits Month to Date (Cr to A/R)
	A. Payments ( - ) 0.00
	B. Adjustments ( +/- ) 0.00	- 0.00

4.	New Month Balance Accounts Receivable 9/30/09	$0.00

5.	Accounts Receivable Date (For daily or weekly only)
5 A	Charges Since Last Report 0.00 (For daily or weekly only)
5 B	Payments Since Last Report 0.00 (For daily or weekly only)

6.	Ineligible Accounts (see detailed Worksheets)	- 0.00

7.	Net Eligible Accounts Receivable (Line 4 less Line 6)	$0.00

8.	Loan Formula @ 80% of Net Eligible Accounts Receivable	$0.00

9	Inventory Collateral (Line 6 of Inventory BBC)	0.00

10.	Total Collateral Loan Formula	$0.00

11.	Borrowing Base (Minimum of Line 10 and Maximum Line Allowed)	$0.00

	Line Limited To Maximum of : $ —

LOAN BALANCES AS OF : 9/30/09
12.	Balance of Revolving Line of Credit	$0.00

13.	Libor Balance if Applicable :	$0.00

14.	Letters of Credit / BAs if Applicable :	$0.00

15.	Total Outstanding Loan Balances :	$0.00

16.	Net Loan Availability	$0.00

AS SECURITY FOR ALL OBLIGATIONS OF THE UNDERSIGNED, DIRECT OR CONTINGENT, WHICH ARE NOW OWING OR WHICH HEREAFTER MAY BE OWING TO COMERICA BANK. THE COMPANY HEREBY ASSIGNS AND GRANTS TO SAID BANK A SECURITY INTEREST IN THE ACCOUNTS LISTED IN THE ABOVE SCHEDULE. MONIES DUE UPON THE SAME AND ALL MERCHANDISE RETURNED OR REJECTED. THE COMPANY REPRESENTS THAT THE ABOVE SCHEDULE CORRECTLY SETS FORTH THE ACCOUNTS NOW OWING THE UNDERSIGNED FOR BONA FIDE SALES AND DELIVERIES OF MERCHANDISE; THAT THERE ARE NO OFFSETS OR COUNTER-CLAIMS OF ANY NATURE WHATSOEVER AGAINST ANY OF THE ACCOUNTS; THAT NONE OF THE SAID ACCOUNTS ARE PAST DUE (EXCEPT AS NOTED ON LINE 6); THAT PROPER ENTRIES HAVE BEEN MADE ON THE BOOKS OF THE COMPANY DISCLOSING THE ASSIGNMENT OF SUCH ACCOUNTS TO SAID BANK; THAT NONE OF SAID ACCOUNTS HAVE BEEN SOLD OR ASSIGNED TO ANY OTHER PARTY; THAT SAID ACCOUNTS ARE ASSIGNED PURSUANT TO AND IN ACCORDANCE WITH ALL THE TERMS AND PROVISIONS OF THE SECURITY AGREEMENT AND ANY OTHER AGREEMENT EXECUTED BY THE COMPANY AND COMERICA BANK RELATING TO ADVANCES TO BE MADE BY SAID BANK ON SUCH ACCOUNTS AND THE ASSIGNMENT THEREOF; AND THAT ALL SUCH ACCOUNTS ARE ELIGIBLE ACCOUNTS (EXCEPT AS NOTED ON LINE 6); AS DEFINED IN SAID SECURITY AGREEMENTS.

Company Name	Authorized Signature

EXHIBIT E

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:

Comerica Bank

Technology & Life Sciences Division

Loan Analysis Department

250 Lytton Avenue

3rd Floor, MC 4240

Palo Alto CA 94301

Phone: (650) 462-6060

Fax: (650) 462-6061

Email: jvnguyen@comerica.com

FROM: Violin Memory, Inc.

The undersigned authorized Officer of Violin Memory, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                 , 201         with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date, in each case after giving effect to the Schedules (as updated from time to time in accordance with the Loan and Security Agreement). Attached herewith are the required documents supporting the above certification (“Supporting Documents”). The Officer further certifies the Supporting Documents are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column,

REPORTING COVENANTS	REQUIRED		COMPLIES
Company Prepared Monthly F/S	Pre-IPO: Monthly, within 30 days		YES	NO
Post-IPO: Quarterly, within 30 days
Compliance Certificate	Pre-IPO: Monthly, within 30 days		YES	NO
Post-IPO: Quarterly, within 30 days
CPA Audited. Unqualified F/S	Annually, within 180 days of FYE		YES	NO
Borrowing Base Cert, A/R & A/P Agings	Monthly, within 10 days		YES	NO
Annual Board Approved Business Plan and Budget	Annually, within 30 days after beginning of each FY		YES	NO
Intellectual Property Report	Annually, within 30 days		YES	NO
Audit	Semi-annual		YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)		YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)		YES	NO

Total amount of Borrower’s cash and investments	Amount: $		YES	NO
Total amount of Borrower’s cash and investments maintained with Bank	Amount: $		YES	NO

	DESCRIPTION		APPLICABLE
Legal Action > $500,000 (Sect. 6.2(iv))	Notify promptly upon notice		YES	NO
Inventory Disputes> $500,000 (Sect. 6.3)	Notify promptly upon notice		YES	NO
Mergers > $100,000 (Sect. 7.3)	Notify promptly upon notice		YES	NO
Cross default with other agreements >$250,000 (Sect. 8.7)	Notify promptly upon notice		YES	NO
Judgments > $250,000 (Sect. 8.9)	Notify promptly upon notice		YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
Permitted Indebtedness for equipment leases	<$1,000,000 $		YES	NO
Permitted Investments for stock repurchase	<$250,000 $		YES	NO
Permitted Subsidiary Investments	<$500,000 $		YES	NO
Permitted Subsidiary Investments re Foreign Capital Contribution	<$500,000 $		YES	NO
Requirements
Permitted Investments for employee loans	<$ 500,000 $		YES	NO
Permitted Investments for joint ventures	<$500,000 $		YES	NO
Permitted Liens for equipment leases	<$1,000,000 $		YES	NO
Permitted Transfers	<$500,000 $		YES	NO
Please Enter Below Comments Regarding Violations:

Exhibit E - Page 1

The undersigned further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no Credit Extensions will be made.

Very truly yours,

Authorized Signer
Name
Title

Exhibit E - Page 2

EXHIBIT F

INTEREST RATE ADDENDUM

(See Attached)

Exhibit F - Page 1

Prime Referenced Rate Addendum

To Loan and Security Agreement

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of July 18, 2013, between Comerica Bank (“Bank”) and Violin Memory, Inc., a Delaware corporation (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated July 18, 2013 (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Agreement”).

1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a. “Applicable Margin” means one percent (1.00%) per annum.

b. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c. “Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

d. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)

for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

e. “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

f. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

g. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

h. “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2. Interest Rate Options. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5. Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a. If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b. In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		VIOLIN MEMORY, INC.

By:	/s/ Jeff Lee	By:	/s/ Donald Basile
Name:	Jeff Lee	Name:	Donald Basile
Title:	VP	Title:	CEO

[Signature Page to Prime Referenced Rate Addendum to

Loan and Security Agreement (Violin Memory, Inc.)]

EXHIBIT G

FORM OF SUBORDINATION AGREEMENT

(See Attached)

Exhibit G - Page 1

EXHIBIT G

FORM OF SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) is made as of [Date] by and among each of the undersigned creditors (individually, a “Creditor” and, collectively, the “Creditors”), and Comerica Bank (“Bank”).

Recitals

A. Violin Memory, Inc. (the “Borrower”), has requested and/or obtained certain loans or other credit accommodations from Bank which are or may be from time to time secured by assets and property of Borrower.

B. Creditors have extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time.

C. In order to induce Bank to extend credit to Borrower and, at any time or from time to time, at Bank’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Bank may deem advisable, each Creditor is willing to subordinate: (i) all of Borrower’s indebtedness and obligations to such Creditor (collectively, the “Subordinated Debt”), whether presently existing or arising in the future, including without limitation all of Borrower’s indebtedness and obligations to each Creditor under all convertible promissory notes issued by Borrower to any Creditor at any time (collectively, the “Subordinated Notes” and each individually, a “Subordinated Note”) to all of Borrower’s indebtedness to Bank; and (ii) all of each Creditor’s security interests, if any, to all of Bank’s security interests in the Borrower’s property. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Bank and each Creditor acknowledge and agree that any equity securities, including any shares of Borrower’s common stock or preferred stock, issued by Borrower to Creditors in connection with or as a result of the conversion of the Subordinated Notes, or any of them (collectively, “Equity Securities”), shall not be deemed “Subordinated Debt” for purposes of this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Each Creditor subordinates to Bank any security interest or lien that such Creditor may have in any property of Borrower. Notwithstanding the respective dates of attachment or perfection of the security interest of any Creditor and the security interest of Bank, the security interest of Bank in the Collateral, as defined in that certain Loan and Security Agreement between Borrower and Bank, dated as of July     , 2013 (as amended, restated, supplemented or replaced from time to time, the “Loan Agreement”), shall at all times be prior to the security interest of the Creditors.

2. All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement (the “Senior Debt”).

3. No Creditor will demand or receive from Borrower (and Borrower will not pay to any Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will any Creditor exercise any remedy with respect to the Collateral, nor will any Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, for so long as any portion of the Senior Debt remains outstanding. Notwithstanding the foregoing, any Subordinated Note may be converted into Equity Securities of Borrower on the terms and conditions set forth therein.

4. Other than any Equity Securities received by Creditors in connection with the conversion of the Subordinated Notes, or any of them, each Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by such Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by such Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5. In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to any Creditor.

6. For so long as any of the Senior Debt remains unpaid, each Creditor irrevocably appoints Bank as such Creditor’s attorney in fact, and grants to Bank a power of attorney with full power of substitution, in the name of such Creditor or in the name of Bank, for the use and benefit of Bank, without notice to such Creditor, to perform at Bank’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of such Creditor if such Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Bank elects, in its sole discretion, to file such claim or claims; and

(ii) To accept or reject any plan of reorganization or arrangement on behalf of such Creditor and to otherwise vote such Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder.

7. For so long as any of the Senior Debt remains unpaid, each Creditor agrees that, following and during any Event of Default or in any bankruptcy, insolvency or similar proceeding involving Borrower and with respect to the Subordinated Debt held by such Creditor only, such Creditor will not object to or oppose (i) the sale of the Borrower, or (ii) the sale or other disposition of any property of the Borrower, if Bank has consented to such sale of the Borrower or sale or disposition of any property of the Borrower. If requested by Bank, each Creditor shall, following and during any Event of Default or in any bankruptcy, insolvency or similar proceeding involving Borrower and with respect to the Subordinated Debt held by such

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Creditor only, affirmatively consent to such sale or disposition and shall take all necessary actions and execute such documents and instruments as Bank may reasonably request in connection with and to facilitate such sale or disposition.

8. Each Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that any Creditor may have in any property of Borrower. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

9. This Agreement shall remain effective for so long as Borrower owes any amounts to Bank under the Loan Agreement or otherwise. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and each Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt (other than any Equity Securities received by such Creditor in connection with the conversion of the Subordinated Notes, or any of them) to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to any Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect Bank’s rights hereunder. Each Creditor waives the benefits, if any, of Civil Code sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

10. This Agreement shall bind any successors or assignees of the Creditors and shall benefit any successors or assigns of Bank. This Agreement is solely for the benefit of the Creditors and Bank and not for the benefit of Borrower or any other party. Each Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Bank makes a request of such Creditor, such Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

11. Each Creditor authorizes Bank to file with any applicable federal, state or local municipality or government agency any UCC-3 financing statement amendment as to any of such Creditor’s UCC-1 financing statements filed against Borrower, to evidence the subordination set forth in this Agreement.

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12. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws principles. Each Creditor and Bank each hereby submit to the exclusive jurisdiction of the state and Federal courts located in California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14. JUDICIAL REFERENCE PROVISION.

(a) In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

(c) The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of selfhelp remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

(d) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be

4

heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

(e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

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(i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j) THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

15. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. No Creditor is relying on any representations by Bank or Borrower in entering into this Agreement, and each Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by the Creditors holding a majority in principal of the Subordinated Debt and Bank.

16. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

[Remainder of page left intentionally blank; Signature page follows.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Creditor”

Creditors that are Individuals:
(name of individual)

(signature)

(mailing address)

(email) (telephone)

Creditors that are Entities:
(name of entity)

(signature)

Signatory Name:

Signatory Title:

(mailing address)

(email) (telephone)

“Bank”

COMERICA BANK

By:
Name:

Signature Page to Comerica Subordination Agreement

Title:

Signature Page to Comerica Subordination Agreement

The undersigned approves of the terms of this Agreement.

“Borrower”

VIOLIN MEMORY, INC.

By:
Name:
Title:

Signature Page to Comerica Subordination Agreement